EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 333-84369, Registration Statement No. 333-84405, Registration Statement No. 333-101914, Registration Statement No. 333-132762, Registration Statement No. 333-158985, Registration Statement No. 333-188272, and Registration Statement No. 333-181455, each on Form S-8, and Registration Statement No. 333-160579 on Form S-3, of our reports dated March 2, 2015, relating to the consolidated financial statements of Rowan Companies plc and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Rowan Companies plc for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Houston, Texas
March 2, 2015